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Exhibit 5.1

[Letterhead of Richards, Layton & Finger, P.A.]

June 1, 2007

KKR Financial Holdings LLC
555 California Street, 50th Floor
San Francisco, California 94104

  Re:
  KKR Financial Holdings LLC

Ladies and Gentlemen:

        We have acted as special Delaware counsel for KKR Financial Holdings LLC, a Delaware limited liability company (the "LLC"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

        For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

        (a)   The Certificate of Formation of the LLC, dated January 17, 2007 (the "LLC Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on January 17, 2007;

        (b)   The Operating Agreement of the LLC, dated as of January 17, 2007 (the "Original LLC Agreement"), entered into by KKR Financial Corp., as the sole member of the LLC (the "Initial Member");

        (c)   The Amended and Restated Operating Agreement of the LLC, dated as of May 3, 2007 (the "LLC Agreement"), among KKR Financial Advisors LLC, as Manager, the Initial Member, and the other Persons who become members in the LLC;

        (d)   The Directors' Consent to Action in Lieu of a Meeting of the LLC, dated May 4, 2007;

        (e)   A Certificate of the Secretary of the LLC, dated as of June 1, 2007, with respect to certain matters;

        (f)    The Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on June 1, 2007 (the "Registration Statement"), including a related prospectus (the "Prospectus"), relating to the registration of common shares representing limited liability company interests in the LLC (each, a "Common Share" and collectively, the "Common Shares"), preferred shares representing limited liability company interests in the LLC (each, a "Preferred Share", collectively, the "Preferred Shares"), warrants to purchase Common Shares (each, a "Common Share Warrant" and collectively, the "Common Share Warrants"), and warrants to purchase Preferred Shares (each, a "Preferred Share Warrant" and collectively, the "Preferred Share Warrants"); and

        (g)   A Certificate of Good Standing for the LLC, dated June 1, 2007, obtained from the Secretary of State.

        Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.

        For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

        With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

        For purposes of this opinion, we have assumed (i) that the LLC Agreement and the LLC Certificate are in full force and effect and have not have been amended as of the date hereof and will not have been amended as of the date on which any Common Shares, Preferred Shares or Warrants are issued by the LLC, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the LLC) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the LLC) has duly authorized, executed and delivered such documents, (vi) that the books and records of the LLC will set forth all information required by the LLC Agreement and the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the "LLC Act"), including all information with respect to each holder of a Common Share (each, a "Common Share Holder" and collectively, the "Common Share Holders"), each holder of a Preferred Share (each a "Preferred Share Holder" and collectively, the "Preferred Share Holders"), each holder of a Common Share Warrant (each, a "Common Share Warrant Holder" and collectively, the "Common Share Warrant Holders"), and each holder of a Preferred Share Warrant (each, a "Preferred Share Warrant Holder" and collectively, the "Preferred Share Warrant Holders"), and their contributions to the LLC, (vii) the receipt by each Common Share Holder and Preferred Share Holder of a Certificate in substantially the form of the Certificate attached as Exhibit A to the LLC Agreement evidencing such Common Shares or Preferred Shares, (viii) the payment by each Common Share Holder, Preferred Share Holder, Common Share Warrant Holder and Preferred Share Warrant Holder of the full consideration due from it for the Common Shares, Preferred Shares, Common Share Warrants or Preferred Share Warrants acquired by it, (ix) that the Board of Directors of the LLC will have duly adopted resolutions authorizing the issuance of any Common Shares, Preferred Shares, Common Share Warrants or Preferred Share Warrants to be issued by the LLC, including a Share Designation with respect to such Common Shares or Preferred Shares, (x) that the Common Shares, the Preferred Shares, the Common Share Warrants and the Preferred Share Warrants are issued and sold to the Common Share Holders, the Preferred Share Holders, the Common Share Warrant Holders and the Preferred Share Warrant Holders in accordance with the LLC Agreement (including any applicable Share Designation) and the Registration Statement, and, with respect to the Common Share Warrants or the Preferred Share Warrants, in accordance with the relevant warrant agreement governing such warrants, (xi) that the Common Share Holders, the Preferred Share Holders, the Common Share Warrant Holders and the Preferred Share Warrant Holders will fulfill all of their obligations set forth in the LLC Agreement (including any applicable Share Designation), (xii) that, after the issuance of any Common Shares or Common Share Warrants, the LLC will not have issued Common Shares and Common Share Warrants such that, if all Common Share Warrants were exercised, the number of outstanding Common Shares would exceed 250,000,000 Common Shares, and (xiii) that, after the issuance of any Preferred Shares or Preferred Share Warrants, the LLC will not have issued Preferred Shares and Preferred Share Warrants such that, if all Preferred Share Warrants were exercised, the number of outstanding Preferred Shares would exceed 50,000,000 Preferred Shares. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents, other than this opinion.

        This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

        Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

        1.     The LLC has been duly formed and is validly existing in good standing as a limited liability company under the LLC Act.

        2.     The Common Shares will be duly authorized and will be validly issued, fully paid and nonassessable limited liability company interests in the LLC. We note, however, that a Common Share Holder may be obligated to repay any funds wrongfully distributed to it by the LLC.

        3.     The Preferred Shares will be duly authorized and will be validly issued, fully paid and nonassessable limited liability company interests in the LLC. We note, however, that a Preferred Share Holder may be obligated to repay any funds wrongfully distributed to it by the LLC.

        4.     The Common Share Warrants and the Preferred Share Warrants will be duly authorized by the LLC.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons or entities whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

MVP/DZS

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[Letterhead of Richards, Layton & Finger, P.A.]